Exhibit 99.1

AT THE COMPANY	AT FTI CONSULTING
Marc S. Goldfarb Senior Vice President & General Counsel	Jennifer Milan / Daniel Haykin General Information
201-405-2454	212-850-5600

FOR IMMEDIATE RELEASE

KID BRANDS, INC. REPORTS FIRST QUARTER 2013 RESULTS

Company Also Announces Amended Credit Agreement

East Rutherford, N.J. — May 21, 2013 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the three months ended March 31, 2013 (“Q1 2013”).

Summary Results

	Three Months Ended March 31,
(in millions, except per share data)	2013	2012	% Change
Net sales	$51.4	$55.2	(6.9)%
Net (loss)	($1.0)	($0.8)	—
Net (loss) per diluted share	($0.04)	($0.04)	—
Adjusted net income*	$0.4	$0.3	3.2%
Adjusted net income per diluted share*	$0.02	$0.02	0.0%

*	“Adjusted net income” and “Adjusted net income per diluted share” for each of Q1 2013 and the three month period ended March 31, 2012 (“Q1 2012”) are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release.

Raphael Benaroya, President and CEO, commented, “The transformation and improvement of our business is continuing. We are beginning to see the results of our efforts to improve margins through our focus on reducing product costs and on managing inventory better. Our SG&A expense decrease also reflects our initiatives to right-size the business, as well as our heightened attention to almost every cost item throughout the business. Sales came in below last year, largely as we expected, in part because last year’s first quarter included products and brands that are now discontinued, as well as the closure of our former UK operations.”

Mr. Benaroya continued, “Going forward, we will continue to target a number of key objectives. First, we will seek to increase sales through product line expansion and product innovation.

Second, we will seek to extend our sales reach to underdeveloped customers and channels of distribution. Third, we will continue to work to improve margins through further product and shipping cost reductions. Fourth, we are implementing operational initiatives designed to build solid, scalable and cost effective platforms throughout the business. Fifth, we remain focused on further developing our skills and talent resources. In addition, looking to the remainder of 2013, we have worked with our senior lender to revise the financial covenants in our credit agreement to provide greater flexibility over the months ahead.”

Mr. Benaroya concluded, “We remain optimistic that our efforts to enhance our design capabilities and penetrate under-developed customers and channels will gain traction, and believe that the benefits from our current sales and operational initiatives will become more apparent in the latter part of the year.”

First Quarter 2013 Results

Net sales for Q1 2013 decreased 6.9% to $51.4 million, compared to $55.2 million for Q1 2012. This decrease was primarily the result of sales declines of 16.5% at Kids Line and 11.6% at LaJobi, in each case primarily due to lower sales volume at certain large customers, as well as lower international sales ($0.7 million), resulting mainly from the closure of the Company’s UK operations at the end of 2012. These declines were partially offset by an increase in sales of 29.2% at Sassy, primarily due to continued success at two large customers. CoCaLo sales were relatively flat for Q1 2013 as compared to Q1 2012.

Gross profit for Q1 2013 was $14.4 million, or 28.0% of net sales, as compared to $15.2 million, or 27.5% of net sales, for Q1 2012.1 As a percentage of net sales, gross profit margins increased primarily as a result of: (i) lower product costs ($0.4 million); (ii) lower markdowns and allowances ($0.1 million); (iii) lower inventory reserves ($0.1 million); and (iv) lower other cost of sales ($0.1 million). In absolute terms, gross profit decreased as a result of lower sales ($1.2 million) and higher royalty expense ($0.3 million), partially offset by the factors listed above that positively impacted gross margins.

Selling, general and administrative (SG&A) expense was $13.8 million, or 26.9% of net sales, for Q1 2013, as compared to $15.9 million, or 28.7% of net sales, for Q1 2012.1 SG&A expense decreased both as a percentage of sales and in absolute terms primarily as a result of: (i) decreased severance costs ($0.5 million); (ii) lower warehousing costs ($0.4 million); (iii) decreased product development costs ($0.4 million); (iv) decreased professional fees incurred in

[1]	As is described in our Quarterly Report on Form 10-Q for Q1 2013, the Company identified a misclassification of specified warehousing, outbound handling and outbound shipping costs in the Consolidated Statements of Operations for each of the years ending December 31, 2011 and 2010 and applicable interim periods (including interim periods in 2012). As a result, the Company has revised prior period financial statements for such periods to correct this misclassification. With respect to Q1 2012, this misclassification resulted in an understatement of selling, general and administrative expenses in the amount of $1.4 million, and a corresponding overstatement of cost of sales, in the Consolidated Statement of Operations. The financial statements and information in this press release include the impact of such revisions for Q1 2012. The misstatements had no impact on previously reported (Loss) from Operations, (Loss) from Operations before Income Tax (Benefit), Net (Loss), or (Loss) Per Share for such period.

connection with previously-disclosed U.S. Customs matters, as well as related litigation and other costs (“Customs Compliance Costs”) ($0.2 million); (v) lower freight out, marketing costs, temporary help and travel costs of $0.2 million each (totaling $0.8 million); and (vi) the impact of other expense reduction initiatives that resulted in an aggregate additional savings of $0.3 million. These decreases were offset by increases in (a) other legal fees of $0.2 million; (b) stock-based compensation expense ($0.2 million) as a result of an inducement award granted in connection with the appointment of our President and Chief Executive Officer; and (c) recruiting/restructuring costs ($0.1 million).

Other expense was $1.5 million for Q1 2013 as compared to $0.6 million for Q1 2012, primarily as a result of an increase in interest expense ($0.5 million) due to higher borrowing costs in such period compared to the same period in 2012, and an unfavorable variance in foreign currency exchange of ($0.4 million) as compared to the prior year period.

The income tax provision for Q1 2013 was $37,000 on loss before income tax provision of $0.9 million. The income tax benefit for Q1 2012 was $0.5 million on loss before income tax benefit of $1.3 million.

Net loss for Q1 2013 was $1.0 million, or ($0.04) per diluted share, as compared to a net loss of $0.8 million, or ($0.04) per diluted share, for Q1 2012.

Non-GAAP adjusted net income for Q1 2013 was $0.4 million, or $0.02 per diluted share, as compared to non-GAAP adjusted net income of $0.3 million, or $0.02 per diluted share, for Q1 2012.

Non-GAAP adjusted net income and adjusted net income per diluted share for Q1 2013 reflect adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income: (i) the $37,000 income tax provision; (ii) Customs Compliance Costs of $1.0 million; (iii) $0.2 million of non-cash stock-based compensation expense pertaining to an immediately-vested inducement award of 200,000 stock options granted to our President and Chief Executive Officer in connection with his appointment; (iv) $0.1 million of recruiting/restructuring costs; (v) $0.1 million of severance costs; and (vi) $0.1 million of additional accrued interest on anticipated aggregate Customs duties (“Customs Interest”) (collectively, the “Q1 2013 Adjustments”).

Non-GAAP adjusted net income and adjusted net income per diluted share for Q1 2012 reflect adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income: (i) the $0.5 million income tax benefit; (ii) Customs Compliance Costs of $1.2 million; (iii) $0.6 million of severance costs; and (iv) $0.1 million of Customs Interest (collectively, the “Q1 2012 Adjustments”).

Bank Amendment

As is described in detail in the Form 10-Q for Q1 2013, on May 16, 2013, the Company, specified subsidiaries of the Company, and the Agent under the Company’s current Credit Agreement executed an amendment thereto (effective April 1, 2013), which, among other things: (i) institutes quarterly (as opposed to the current monthly) testing of the Adjusted EBITDA covenant unless and until specified trigger events occur (pertaining to the Company’s availability levels for specified periods, and its ratio of operating expenses to gross profit); (ii) modifies the minimum Adjusted EBITDA required pursuant to such covenant for all periods other than the trailing twelve-month period ending December 31, 2013; and (iii) amends the definition of Adjusted EBITDA to increase the amount of certain permissible add-backs to net income in the calculation thereof.

Conference Call Information

The conference call, which will be held at 2:00 p.m. ET today, May 21, 2013, may be accessed by dialing 888-206-4913, or 913-312-0698, access code: 8951035. Additionally, a webcast of the call can be accessed at www.kidbrands.com, www.earnings.com, or http://www.media-server.com/m/p/khswz9xr, and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through May 28, 2013, by dialing 877-870-5176, or 858-384-5517, access code: 8951035.

Non-GAAP Information

In this release, certain financial measures for Q1 2013 and Q1 2012 are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net income” and “Adjusted net income per diluted share” for each of the foregoing periods are non-GAAP financial measures.

Adjusted net income is defined as the reported net (loss), plus/minus certain items (including reversal of the relevant income tax provision or benefit), and the application of an assumed tax rate of 39% on the resulting adjusted pre-tax income. Adjusted net income and adjusted net income per diluted share for: (i) Q1 2013 exclude the Q1 2013 Adjustments; and (ii) Q1 2012 exclude the Q1 2012 Adjustments.

In addition, adjusted net income per diluted share for each of Q1 2013 and Q1 2012 include adjustments to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock options and stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such periods, because the Company was in a net loss position for such periods, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for each of the foregoing periods, however, such shares were included.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors, as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. Consistent with this approach, for Q1 2013, management has also excluded the impact of non-cash stock-based compensation expense pertaining to the an inducement award of 200,000 stock options granted to our President and Chief Executive Officer in connection with his appointment, which unlike typical inducement and other equity awards made by the Company, vested in full upon grant. Management believes that excluding the impact of the expense pertaining to this particular grant will help it (and its investors) to compare current period operating expenses against the operating expenses for prior periods. As a result, the non-GAAP financial measures presented in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.

Kid Brands, Inc.

Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s current operating subsidiaries consist of: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these wholly-owned subsidiaries, the Company designs, manufactures (through third parties) and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor and nursery appliances (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years, including the recently acquired Kokopax® line of baby gear products (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrands.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions, and include, but are not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management and assumptions regarding our future performance, operating expenses, working capital needs, liquidity and capital requirements, business trends and competitiveness. Forward-looking statements include, but are not limited to, words such as “believe”, “plan”, “anticipate”, “estimate”, “project”, “may”, “planned”, “potential”, “should”, “will”, “would”, “could”, “might”, “possible”, “contemplate”, “continue”, “expect”, “intend”, “seek” or the negative of or other variations on these and other similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, are also forward-looking statements. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to, those set forth under Part I, Item 1A, Risk Factors, of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guarantees of future performance. Forward-looking statements speak only as of the date the statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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KID BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net sales	$51,439	$55,228
Cost of sales	37,047	40,019

Gross profit	14,392	15,209
Selling, general and administrative expenses	13,818	15,864

Operating income (loss)	574	(655)
Other (expense) income:
Interest expense, including amortization	(1,259)	(780)
Other, net	(261)	161

	(1,520)	(619)

Loss from operations before income tax provision (benefit)	(946)	(1,274)
Income tax provision (benefit)	37	(471)

Net loss	$(983)	$(803)

Basic (loss) per share:	$(0.04)	$(0.04)

Diluted (loss) per share:	$(0.04)	$(0.04)

Weighted average shares:
Basic	21,850,000	21,815,000

Diluted	21,850,000	21,815,000

KID BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	March 31, 2013	December 31, 2012
Cash and cash equivalents	$434	$318
Restricted cash	1,233	2,654
Accounts receivable, net	41,139	42,079
Inventories, net	32,834	39,953
Other current assets	3,862	3,722
Long-term assets	51,794	52,168

Total assets	$131,296	$140,894

Short-term debt	$52,131	$57,527
Other current liabilities	41,181	45,084
Long-term liabilities	1,489	1,421

Total liabilities	94,801	104,032

Shareholders’ equity	36,495	36,862

Total liabilities and shareholders’ equity	$131,296	$140,894

KID BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Thousands, Except for Share and Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
To arrive at Adjusted net income and Adjusted net income per diluted share (1):
Net loss, as reported	$(983)	$(803)
Less: tax provision (benefit)	37	(471)

Loss from operations before income tax	(946)	(1,274)
Add: Customs Compliance Costs (included in SG&A)	995	1,176
Add: Customs Interest accrual (portion included in interest expense)	75	78
Add: Severance Costs	114	581
Add: Recruiting/Restructuring costs	136	—
Add: Equity Compensation Expense for immediately vested equity award to President and CEO	205
Less: Tax impact of above items (using assumed 39% effective rate)	(226)	(219)

Adjusted net income	$353	$342

Adjusted net income per diluted share	$0.02	$0.02

Weighted-average diluted shares outstanding, as reported	21,850,000	21,815,000
Weighted-average diluted shares outstanding, as adjusted (1)	21,857,000	21,832,000

(1)	For each of Q1 2013 and Q1 2012, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock options and stock appreciation rights because inclusion of such shares would have been anti-dilutive. In the computation of “Adjusted net income per diluted share” for each such period, however, such shares were included.